Exhibit 99.2

THE PEARSON LONG-TERM INCENTIVE PLAN

Approved by shareholders on 28 April 2011 and amended by the Remuneration Committee on 23 April 2014

Amended by the Standing Committee on 16 March 2015 incorporating amendments made with effect on and from 17 July 2013 by virtue of section 14 and Schedule 2 to the Finance Act 2013 and with effect on and from 6 April 2014 by virtue of section 51 and Schedule 8 to the Finance Act 2014 and further amendments made by the Standing Committee in respect of Stock Options granted under the Tax Favoured Part of the Plan on and after 16 March 2015

THE PEARSON LONG-TERM INCENTIVE PLAN

PREAMBLE

The Long-Term Incentive Plan has two elements:

•

the Restricted Stock element. This involves the award of conditional rights to receive Shares. The vesting of such awards will be subject to a corporate performance target or targets unless the award is made to satisfy recruitment and retention objectives;

•

the Stock Option element. This involves the grant of options to acquire Shares, normally provided that the Participant remains an employee of a member of the Group until the Option Vesting Date and, in the case of executive directors, subject to the satisfaction of a corporate performance target or targets.

1.	DEFINITIONS

1.1 In this Plan, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

Adoption Date means the date of the adoption of the Plan by the Company in general meeting on 28 April 2011;

ADSs means American Depositary Shares representing Shares;

Award means a right to acquire Shares under the rules of this Plan, comprising either Stock Option and/or Restricted Stock elements;

the Committee means the personnel committee of the board of directors of the Company, or other duly authorised committee thereof;

the Company means Pearson plc;

Control has the meaning given to that word by section 995 of the Income Tax Act 2007;

Date of Grant means the date on which an Award is granted;

Dealing Day means any day on which the London Stock Exchange is open for business;

Discretionary Share Plan means an Employees’ Share Scheme in which participation is solely at the discretion of the Committee;

Dividend Shares means additional shares awarded to a Participant in respect of his Vesting Shares in accordance with rule 7.1 below;

Employees’ Share Scheme has the meaning given by section 1166 of the Companies Act 2006;

Executive means any employee or executive director of any member of the Group;

First Restricted Stock Vesting Date means:

(a)	where the Restricted Stock is subject to a performance condition (unless the Committee specifies otherwise at its Date of Grant), the third anniversary of the Date of Grant of the Restricted Stock (or, if later, the date of publication of the final set of accounts of the Company which are relevant to the determination of the applicable performance condition); and

(b)	where the Restricted Stock is not subject to a performance condition, the date on which the Restricted Stock is expressed to vest (as specified by the Committee).

Grant Period means any day (other than a day on which dealings in Shares are prohibited under the Model Code for Dealing in Securities) on which the Committee considers it appropriate to grant Awards;

the Group means the Company and the Subsidiaries and member of the Group shall be construed accordingly;

ITEPA means the Income Tax (Earnings and Pensions) Act 2003;

Option Exercise Price means the price per Share (expressed in sterling or US dollars) payable on the exercise of a Stock Option as determined by the Committee (subject to adjustment under rule 11) being not less than the Share Price on the Date of Grant (PROVIDED THAT, in the case of any Stock Option under which Shares are to be issued, the Option Exercise Price shall also not be less than the nominal value of a Share);

Option Period means, in relation to an Option or Option Tranche, the period commencing on the Option Vesting Date and expiring on the tenth anniversary of the Date of Grant;

Option Tranche means each tranche of Shares comprised in a Stock Option, becoming exercisable in the manner described in rule 7.3 and 7.4;

Option Vesting Date means the date specified by the Committee at the Date of Grant as the date on which a Stock Option, or each tranche thereof where granted as Option Tranches, normally becomes exercisable;

Participant means any individual who holds a subsisting Award (including, where the context permits, the legal personal representatives of a deceased Participant);

Performance Period means the period over which any performance condition attaching to an Award must be satisfied;

Phantom Stock means a right to a cash payment determined by reference to the value of a Share granted under rule 5.7 of the Plan;

the Plan means this Long-Term Incentive Plan as amended from time to time;

Restricted Stock means a conditional right granted under the Plan to receive Shares without payment;

Restricted Stock Vesting Date means the First Restricted Stock Vesting Date or Second Restricted Stock Vesting Date as the context requires;

Second Restricted Stock Vesting Date means the expiry of such period as the Committee specifies for the purposes of rule 5.3;

Share Price means:

(a)	in relation to a Share on any Dealing Day, the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange; and

(b)	in relation to an ADS on any Dealing Day, the closing price for an ADS on the New York Stock Exchange.

Shares means fully paid and irredeemable ordinary shares of 25p each in the capital of the Company or shares representing those shares following any reorganisation of the share capital of the Company (and, where the context requires, shall include the equivalent thereof in ADSs);

Stock Appreciation Right means a stock appreciation right granted under rule 7.7 of the Plan;

Stock Option means a right granted under the Plan to subscribe for or purchase Shares at the Option Exercise Price;

Subsidiary means any subsidiary of the Company within the meaning of section 1159 of the Companies Act 2006 over which the Company has Control;

Treasury Shares means Shares held in accordance with sections 724-732 of the Companies Act 2006;

Trustee means the trustee from time to time of the Pearson plc Employee Share Ownership Trust or such other employee benefit trust as the Company shall specify from time to time; and

Vesting Shares means that number of Shares under a Participant’s Restricted Stock Award which vest in accordance with the rules of the Plan.

1.2 Where the context permits the singular shall include the plural and vice versa. Headings shall be ignored in construing the Plan.

1.3 References to any act shall include any statutory modification, amendment or re-enactment thereof.

2.	GRANT OF AWARDS

2.1 The Committee may, during a Grant Period, grant Awards to Executives selected by the Committee in its absolute discretion. For the avoidance of doubt, no Executive shall have the right or expectation to participate in the Plan in any year.

2.2 Each Award shall comprise such Restricted Stock or Stock Options or a combination of both Restricted Stock and Stock Options in such proportions as the Committee thinks fit in its absolute discretion. Awards may be subject to one or more performance conditions.

2.3 The grant of an Award and/or the delivery of Shares upon exercise or vesting thereof shall be conditional on the Executive agreeing to comply with any arrangements specified by the Company for the payment of taxation and social security contributions (including without limitation the right to sell on his or her behalf sufficient Shares to satisfy any taxation or social security contributions liability on his or her part for which any member of the Group may be liable) in respect of an Award.

2.4 On granting Awards, the Company shall enter into a deed poll or take such other steps as are necessary to evidence their legal enforceability. As soon as practicable after the

Date of Grant, the Committee shall procure the issue to such Executive of a letter in respect of an Award together with access to website information, or such other information as the Company shall make available, summarising the key terms of the Award.

2.5 No Award shall be granted under the Plan later than the tenth anniversary of the Adoption Date.

2.6 Every Award granted hereunder shall be personal to the Participant and, except to the extent necessary to enable a personal representative to exercise the Award or receive Shares on the vesting of an Award following the death of a Participant, neither the Award nor the benefit thereof may be transferred, assigned, charged or otherwise alienated. Any transfer of an Award otherwise than as permitted under this rule 2.6 shall cause the Award to lapse.

3.	PLAN LIMITS

3.1 Awards may be satisfied using existing issued Shares, Treasury Shares or new Shares issued to the Participant at the time of exercise or to the Trustee.

3.2 To the extent that Awards are to be satisfied using existing issued Shares, the Company shall provide (and shall procure, where appropriate, that any member of the Group which employs Participants shall provide) sufficient monies to enable the Trustee to acquire sufficient Shares to satisfy all such Awards. Such monies shall be provided to the Trustee no later than the date on which the relevant Award vests or becomes exercisable.

3.3 No Award to subscribe for Shares shall be granted under the Plan to the extent that the result of that grant would be that:

(a)	the aggregate number of Shares that could be issued on vesting or exercise of that Award and any other Awards granted at the same time, when added to the number of shares that:

(i)	could be issued on the vesting or exercise of any subsisting Awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company; and

(ii)	have been issued on the vesting or exercise of any Awards granted during the preceding ten years under the Plan or any other Employees’ Share Scheme established by the Company,

would exceed 10 per cent of the ordinary share capital of the Company for the time being in issue;

(b)	the aggregate number of Shares that could be issued on vesting or exercise of that Award and any other Awards granted at the same time, when added to the number of Shares that:

(i)	could be issued on the vesting or exercise of any subsisting Awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan established by the Company; and

(ii)	have been issued on the vesting or exercise of any Awards granted during the preceding ten years under the Plan or any other Discretionary Share Plan established by the Company,

would exceed 5 per cent of the ordinary share capital of the Company for the time being in issue.

3.4 Reference in this rule 3 to the issue of Shares shall, for the avoidance of doubt, mean the issue and allotment (but not transfer) of Shares and shall include Treasury Shares so issued.

3.5 For the purposes of this rule 3, to the extent that a Stock Appreciation Right (granted under rule 7.7) relates to Shares that could be issued, the number of Shares to be taken into account shall be the number of Shares over which the Stock Appreciation Right is granted and not the number actually delivered to the Participant on exercise of the Stock Appreciation Right.

4.	INDIVIDUAL LIMITS

4.1 The number of Shares comprised in Awards granted to any Executive shall be based on the valuation mechanism described in this rule 4. The Committee shall, in respect of each Executive, have regard to the face value of Awards. The Committee shall also have regard to the Committee’s assessment of market practice of comparable companies for long term incentives and overall remuneration. The Committee shall also take into account the individual roles and responsibilities of the participant, and company and individual performance.

5.	SPECIFIC PROVISIONS RELATING TO RESTRICTED STOCK

5.1 A Restricted Stock Award consists of a conditional right to receive a number of Shares on the terms referred to in these rules.

5.2 Where a Restricted Stock Award (or part thereof) is subject to a performance condition the number of Shares that are capable of vesting shall be determined by the extent to which an objective performance measure is satisfied over the Performance Period. The performance condition applicable to a Restricted Stock Award shall be determined by the Committee prior to the grant of the Restricted Stock Award and shall be specified by the Committee at the Date of Grant. Unless rule 5.3 applies, Shares which are capable of vesting at the end of the Performance Period shall vest on the First Restricted Stock Vesting Date.

5.3 The Committee may specify at the Date of Grant a percentage of the Shares under a Restricted Stock Award the performance conditions of which shall be tested at the end of the Performance Period but the vesting of which shall be delayed until the Second Restricted Stock Vesting Date (and such Shares shall only vest at the Second Restricted Stock Vesting Date, subject to these rules, if the Participant has retained, to the Second Restricted Stock Vesting Date, the after tax number of Shares that vested on the First Restricted Stock Vesting Date).1

5.4 The Committee may grant Restricted Stock which is not subject to a performance condition, in order to achieve retention or recruitment objectives. The Restricted Stock Vesting Date (which shall not normally be earlier than the first anniversary of the Date of

[1]	For awards granted before 23 April 2014 rule 5.3 reads as follows:

The Committee may specify at the Date of Grant that a percentage of the Shares that are capable of vesting at the end of the Performance Period shall only vest to the extent that the Participant retains for a specified period that after tax number of Shares that vested on the First Restricted Stock Vesting Date.

Grant), and such other conditions as the Committee thinks fit, shall be specified by the Committee at the Date of Grant.

5.5 Following the vesting of a Restricted Stock Award, the Vesting Shares shall be delivered to a Participant as soon as practicable thereafter.

5.6 Where the delivery of Shares under the Plan would be prohibited by law or the Model Code for Securities Transactions by Directors of Listed Companies (or the Company’s dealing rules), the Shares shall be delivered to the Participant as soon as practicable after the prohibition has ceased to apply.

5.7 Where the Committee determines that it is appropriate, it may grant Awards of Phantom Stock in the place of Restricted Stock. Where Phantom Stock Awards are so granted, all references to “Restricted Stock” in the rules of this Plan shall be treated as references to “Phantom Stock”. Any Dividend Shares which accrue in respect of Phantom Stock shall also be satisfied in cash. The terms of the Phantom Stock shall be determined by the Committee prior to grant.

6.	DIVIDEND SHARES

6.1 In addition to any Vesting Shares to which a Participant becomes entitled in relation to a Restricted Stock Award in accordance with the rules of this Plan, the Participant shall be awarded, with effect from the Restricted Stock Vesting Date, such number of Dividend Shares as is equal to the number of Shares which could have been purchased if each dividend (grossed up, where relevant, for any associated tax credit) paid on the Vesting Shares in the period between the Date of Grant and the Restricted Stock Vesting Date had been reinvested in additional Shares on the date of payment of each such dividend. The number of Dividend Shares shall be calculated on a cumulative basis, so that (for calculation purposes only, and without an interest in Shares arising prior to the Restricted Stock Vesting Date) Dividend Shares shall be notionally attributed to Vesting Shares as at each individual payment date.

6.2 On the transfer to the Participant of the Vesting Shares under an Award in accordance with these rules, the Committee shall also arrange the transfer to the Participant of the Dividend Shares to which the Participant is entitled in relation to such Award under rule 6.1.

7.	SPECIFIC PROVISIONS RELATING TO STOCK OPTIONS

7.1 At the time of granting Stock Options, the Committee shall specify the Option Vesting Date applicable to the Stock Option, or otherwise specify that the Stock Option is granted in Option Tranches (in which case rules 7.3 and 7.4 will apply). The Committee shall also specify at the Date of Grant such other conditions as it determines shall be applicable to the Stock Option.

7.2 In the case of Stock Options granted to executive directors of any member of the Group, a demanding performance condition must be satisfied prior to the exercise of the Stock Options. Such conditions shall:

(a)	be determined by the Committee prior to the grant of the Stock Options; and

(b)	be subject to a minimum of a three year Performance Period commencing with the Date of Grant or such other date as shall be specified by the Committee at the time of grant.

7.3 Where the Committee determines to grant Stock Options in Option Tranches, such Stock Options will, unless otherwise permitted in these rules, only become exercisable on the following dates:

(a)	as to the First Option Tranche, on the first anniversary of the Date of Grant;

(b)	as to the Second Option Tranche, on the second anniversary of the Date of Grant;

(c)	as to the Third Option Tranche, on the third anniversary of the Date of Grant; and

(d)

as to the Final Option Tranche, on the fourth anniversary of the Date of Grant PROVIDED THAT the Final Option Tranche shall lapse in the event that the First, Second or Third Option Tranches have been exercised under this rule prior to the fourth anniversary of the Date of Grant.

7.4 Notwithstanding rule 7.3, the Committee may, if it thinks fit, grant Stock Options in Option Tranches that become exercisable on different anniversaries to those stated in rule 7.3. In that event:

(a)	the earliest date on which an Option Tranche shall become exercisable shall be the first anniversary of the Date of Grant;

(b)	the Stock Option shall not become exercisable in full before the third anniversary of the Date of Grant; and

(c)

such part of the Stock Option as the Committee shall specify shall lapse if any Option Tranche is exercised before the third anniversary of the Date of Grant (or such later anniversary as the Committee shall specify). Such part of the Stock Option which lapses shall be treated as the Final Option Tranche for the purposes of these rules.

7.5 A Participant may exercise a Stock Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Company specifying the Stock Option being exercised on that occasion, the number of Shares in respect of which the Option (or Option Tranche thereof) is being exercised and enclosing or arranging to provide cash payment in full of the aggregate Option Exercise Price in respect of those Shares. If the Stock Option is exercised in respect of some only of the Shares comprised in a Stock Option, the Company shall procure the issue of a letter to the Participant in respect of the balance or call in the original letter for endorsement.

7.6	Notwithstanding any other provision in these rules, a Stock Option shall lapse automatically on the earliest of:

(a)	the expiry of the Option Period;

(b)	the Participant ceasing to be an employee of a member of the Group (save as provided in rule 8);

(c)	any of the dates specified in rule 10; and

(d)	the Participant being declared bankrupt or entering into any general composition with or for the benefit of his or her creditors.

7.7 Where the Committee determines that it is appropriate, it may grant Stock Appreciation Rights in the place of Stock Options. Where Stock Appreciation Rights are so

granted, all references to “Stock Option” in the rules of this Plan shall be treated as references to “Stock Appreciation Rights”. The terms of the Stock Appreciation Right shall be determined by the Committee prior to grant.

8.	CESSATION OF EMPLOYMENT – STOCK OPTIONS AND RESTRICTED STOCK

8.1 Save as otherwise provided in these rules, an Award shall lapse automatically on the Participant ceasing to be an employee of a member of the Group.

8.2 Where a Participant ceases to be an employee of a member of the Group by reason of:

(a)	injury, disability, ill-health or redundancy (as determined by the Committee);

(b)	his or her employing company or business ceasing to be part of the Group; or

(c)	any other reason if the Committee so decides in its absolute discretion then the following provisions shall apply:

(i)

subject to the provisions of rule 8.3 below, any Restricted Stock which is subject to a performance condition and which has not already vested or lapsed in accordance with these rules shall remain in force subject to the performance condition as if the Participant had not ceased employment. For this purpose:

(A)

where the cessation occurs before the First Restricted Stock Vesting Date, the Restricted Stock shall vest on the First Restricted Stock Vesting Date (if and to the extent that the relevant performance conditions are met) irrespective of the possibility that under the terms of the relevant grant a percentage of Shares would not otherwise vest until the Second Restricted Stock Vesting Date; and

(B)

in relation to awards granted after 23 April 2014, where the cessation occurs between the First and Second Restricted Stock Vesting Dates, the Restricted Stock that would not otherwise vest until the Second Restricted Stock Vesting Date shall vest on the date of cessation of employment;

(ii)

subject to the provisions of rule 8.3 below, any Restricted Stock which is not subject to a performance condition, and which has not already vested or lapsed in accordance with these rules, shall vest on cessation of employment;

(iii)

any Stock Option which is subject to a performance condition (at the date the Participant ceases employment) shall continue subject to the performance condition as if the Participant had not ceased employment. The Stock Option shall become exercisable (if and to the extent that the relevant performance conditions are met) for a period of six months from the original Option Vesting Date at the end of which period the Stock Option will lapse; and

(iv)

any Stock Option which is not subject to a performance condition (whether or not it is already exercisable at the date the Participant ceases employment) may be exercised at any time within the period of six months following cessation of employment and will then lapse.

8.3 In determining the number of Shares which vest under a Restricted Stock Award for the purposes of rules 8.2(c)(i) and 8.2(c)(ii), the following shall apply:

the number of Shares over which the Restricted Stock Award vests shall be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the Participant’s leaving date, and B is the number of complete months from the Date of Grant to the First Restricted Stock Vesting Date. However, the Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion). For the avoidance of doubt, where a Participant holding an award granted under rule 5.3 ceases to be an employee after the First Restricted Stock Vesting Date in any of the circumstances set out in rule 8.2, the number of Shares that would otherwise have vested at the Second Restricted Stock Vesting Date (that is, if and to the extent that the relevant performance conditions were met at the First Restricted Stock Vesting Date) shall be unaffected by the A/B fraction.

8.4 For the purposes of rules 8.1 and 8.2 a Participant on maternity or paternity leave shall not be treated as ceasing to be an employee of a member of the Group until such Participant notifies his or her employer of his or her intention not to return to work or ceases to be entitled to exercise a right to return to work.

9. DEATH OF PARTICIPANT OR OTHER EXCEPTIONAL CIRCUMSTANCES – STOCK OPTIONS AND RESTRICTED STOCK

If a Participant dies while in service (or at any time after leaving service when he or she holds an Award at the time of his or her death) or in the event that the Committee determines that there are exceptional circumstances that apply to the Participant’s cessation of employment, the Committee shall determine in its absolute discretion what proportion (if any) of an Award may be exercised or shall vest early and the time at which or within which it may be exercised by him or her or by his or her legal personal representatives. For the avoidance of doubt, an Award exercisable under this rule may lapse at an earlier date by virtue of rule 10.

10. GENERAL OFFER FOR THE COMPANY, ETC – STOCK OPTIONS AND RESTRICTED STOCK

General Offer

10.1 If any person (either alone or together with any person acting in concert with him or her) obtains Control of the Company as a result of a general offer to acquire the whole of the share capital of the Company (other than those Shares which are already owned by him and/or any person acting in concert with him), then the following provisions shall apply:

(a)

any Stock Option which is subject to a performance condition (whether or not it is already exercisable at the date on which the offer becomes unconditional in all respects) may be exercised, to the extent that the performance condition has been met as at the date on which the offer becomes unconditional in all respects, at any time within the period in rule 10.2 (and will then lapse);

(b)

any Stock Option which is not subject to a performance condition (whether or not it is already exercisable at the date on which the offer becomes unconditional in all respects) may be exercised at any time within the period in rule 10.2 (and will then lapse); and

(c)

subject to the provisions of rule 10.6, any Restricted Stock shall vest on the date on which the offer becomes unconditional in all respects regardless of whether the Restricted Stock would not otherwise vest until the Second Restricted Stock Vesting Date. The Shares shall be released to the Participant as soon as practicable after the date on which the offer becomes unconditional in all respects.

10.2 Following a change of Control pursuant to rule 10.1 any Stock Option which has not been exercised (including non- exercise by reason of performance conditions not being met) shall (unless validly exchanged under rule 10.7) lapse on the earlier of the following dates:

(a)	two months from the date on which the offer becomes unconditional in all respects; and

(b)	one month after the date on which any person becomes bound or entitled to acquire Shares under sections 974-989 of the Companies Act 2006.

Scheme of Arrangement

10.3 If a court shall direct that a meeting of the holders of Shares be convened pursuant to section 895 of the Companies Act 2006 for the purposes of considering a scheme of arrangement of the Company then (unless rule 10.4 applies) the following shall apply:

(a)

any Stock Option (whether or not it is already exercisable at the Relevant Date) may be exercised conditionally on either the scheme of arrangement being approved by the shareholders’ meeting or sanctioned by the court (as determined by the Committee in its absolute discretion) (the Relevant Condition), between the date of the court’s direction and twelve noon on the day immediately preceding the date for which the shareholders’ meeting (the Relevant Date) is convened; and any Stock Option not exercised by twelve noon on the Relevant Date shall cease to be exercisable between that time and the first date on which it can be determined whether or not the relevant condition is satisfied. If the Relevant Condition is not satisfied, the Stock Options shall continue. If the Relevant Condition is satisfied Stock Options shall, unless validly exchanged under rule 10.7, lapse automatically on the date on which the scheme of arrangement is sanctioned by the court.

Any Stock Option which is subject to a performance condition may only be exercised under this rule 10.3(a) to the extent that the performance condition has been met as at the Relevant Event.

Where new Shares would be issued on exercise of a Stock Option, the Committee shall endeavour to procure that, provided a Participant has conditionally exercised his or her Stock Option as described above prior to twelve noon on the Relevant Date, the scheme of arrangement shall be extended to such Participant as if each Share in respect of which the Stock Option was conditionally exercised had been allotted and issued to him or her by that time.

(b)

subject to the provisions of rule 10.6, any Restricted Stock Award shall vest on the date on which the scheme of arrangement is sanctioned by the Court regardless of whether the Restricted Stock would not otherwise vest until the Second Restricted Stock Vesting Date. The Shares shall be released to the Participant as soon as practicable after the date on which the scheme of arrangement is sanctioned by the Court. If the Scheme of Arrangement is not sanctioned by the Court, the Restricted Stock Awards shall not vest but shall continue in force.

10.4 Awards shall not without the consent of the Committee be exercisable or vest early under rule 10.3 if the purpose and effect of the scheme of arrangement is to create a new holding company for the Company, such company having substantially the same shareholders and proportionate shareholdings as those of the Company immediately prior to the scheme of arrangement. In that event, the Committee shall endeavour to procure that an exchange of Awards is effected under rule 10.7.

Voluntary Winding-up

10.5 If notice is duly given of a resolution for a voluntary winding-up of the Company then a Participant may takes the following action:

(a)

any Stock Option which is subject to a performance condition may be exercised, to the extent that the performance condition has been met as at the date of the resolution, at any time during the period of two months from the date of the resolution, failing which exercise the Stock Option shall lapse automatically;

(b)

any Stock Option which is not subject to a performance condition may be exercised at any time during the period of two months from the date of the resolution, failing which exercise the Stock Option shall lapse automatically; and

(c)	subject to the provisions of rule 10.6, any Restricted Stock Award shall vest and the Shares shall be released to the Participant as soon as practicable thereafter.

Application of performance conditions and pro-rating

10.6 In determining the number of Shares which vest under a Restricted Stock Award for the purposes of rules 10.1 to 10.5, the following shall apply:

(a)

where any Restricted Stock Award that is subject to a performance condition becomes realisable before the end of the performance period under rules 10.1 to 10.5 the number of Shares which shall vest under the Restricted Stock Award shall be determined by the Committee by reference to the extent that the performance conditions are met as at the date of the relevant event. This number of Shares shall then be multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to the date of the relevant event and B is the number of complete months from the Date of Grant to the First Restricted Stock Vesting Date SAVE THAT the Committee may, in its absolute discretion, modify the number of Shares which shall vest under the Restricted Stock Award if it considers that the performance condition would have been met to a greater or lesser extent at the end of the full performance period. The Committee may also at its absolute discretion in appropriate circumstances (but not so as to result in an unjustifiably large vesting level) disapply or alter the fraction stated above to release a greater number of Shares if it considers that the contribution of the Participant to the creation of shareholder value during the Performance Period would not otherwise be properly recognised.

For the avoidance of doubt, where a relevant event occurs after the First Restricted Stock Vesting Date, the number of Shares that would otherwise have vested at the Second Restricted Stock Vesting Date (that is, if and to the extent that the relevant performance conditions were met at the First Restricted Stock Vesting Date) shall be unaffected by the A/B fraction; and

(b)	where any Restricted Stock Award that is not subject to a performance condition become realisable under rules 10.1 to 10.5, the number of Shares which shall vest shall be the number of Shares under the relevant Restricted Stock Award multiplied by the fraction A/B where A is the number of complete months from the Date of Grant to date of the relevant event, and B is the number of complete months from the Date of Grant to the Restricted Stock Vesting Date SAVE THAT the Committee may in its absolute discretion determine that the Participant’s entitlement should not be scaled down or should be scaled down in part only (the extent of scaling down being determined by the Committee in its absolute discretion).

Exchange of Awards

10.7 If any company (the Acquiring Company) obtains Control of the Company as a result of an event referred to in rules 10.1 or 10.3, each Participant may, at any time within one month of the change of Control, with the agreement of the Acquiring Company, release any Stock Option or Restricted Stock which has not lapsed (the Old Right) in consideration of the grant to him or her of a new award, which in the opinion of the Committee and the Acquiring Company is equivalent to the Old Right but relates to shares in a different company (whether the Acquiring Company itself or another company its group). Any performance conditions to which the Stock Option or Restricted Stock are subject shall cease to apply unless the Committee determines, in its absolute discretion, that they should continue to apply to the new award (subject to such alterations as the Committee deems appropriate.

11.	ADJUSTMENT OF AWARDS

In the event of:

(i)	any variation in the share capital or reserves of the Company (including, without limitation, by way of capitalisation or rights issue or any consolidation, sub-division or reduction); or

(ii)	the implementation by the Company of a demerger or the payment by the Company of a super-dividend which would otherwise materially affect the value of an Award,

then

(a)

in relation to Stock Options, the Option Exercise Price and the number of Shares comprised in a Stock Option and any performance conditions to which the Stock Option is subject shall be adjusted in such manner as the Committee shall determine in its absolute discretion;

(b)

in relation to Restricted Stock, the number of Shares subject to the Restricted Stock and any performance conditions to which the Restricted Stock is subject shall be adjusted in such manner as the Committee shall determine in its absolute discretion.

PROVIDED THAT:

(aa)

in relation to both Stock Options and Restricted Stock, no adjustment shall be made pursuant to this rule unless and until the auditors for the time being of the Company (acting as experts not arbitrators) shall confirm in writing to the Committee that such adjustment is in their opinion fair and reasonable; and

(bb)	in the case of Stock Options, no adjustment shall be made pursuant to this rule which would increase the aggregate amount payable on exercise of the Stock Options.

12.	ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF AWARDS

12.1 Subject to any necessary consents, to payment being made for the Shares and to compliance by the Participant with the terms of the Plan, not later than 30 days after receipt of any valid notice of exercise, the Company shall either allot and issue, or procure the transfer of, Shares (including Treasury Shares) to the Participant (or to his or her nominee). The Company shall (unless the Shares are to be issued in uncertificated form) as soon as practicable deliver to the Participant (or his or her nominee) a definitive share certificate or other evidence of title in respect of such Shares.

12.2 The Company shall not be obligated to issue or deliver Shares in connection with any Award or take any other action under the Plan in a transaction subject to the requirements of any applicable securities law, any requirement under any listing agreement between the Company and any securities exchange or automated quotation system or any other law, regulation or contractual obligation of the company until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. The Company may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares under the Plan. Certificates representing Shares will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations and other obligations of the Company, and a legend or legends may be placed thereon to reflect such restrictions.

12A.	MALUS AND CLAWBACK

12A.1 In relation to Awards granted on or after 23 April 2014 and notwithstanding any other provision in these rules, if, in the reasonable opinion of the Committee:

(a)	an Award that has not yet vested is discovered to have been granted on the basis of a material misstatement or restatement of any audited financial accounts or other data; or

(b)	before an Award vests, the Committee determines that there has occurred at any time misconduct: or

(c)

events have occurred, during a period that was wholly or partly before the date on which an Award vested, in respect of the Company, any member of the Group or a relevant business unit, which have resulted in, or are reasonably likely to result in,:

(i) significant reputational damage;

(ii) a material adverse effect on its financial position; or

(iii) a material adverse effect on its business opportunities and prospects for sustained performance or profitability,

then the Committee may in its discretion at any time before an Award vests determine (acting fairly and reasonably) that the number of Shares over which an Award is granted shall be reduced to such amount or number (including to nil) as the Committee considers appropriate in the circumstances.

12A.2 In relation to Awards granted on or after 23 April 2014 and notwithstanding any other provision in these rules, if, in the reasonable opinion of the Committee:

(a)	an Award that has vested is discovered to have vested on the basis of a material misstatement or restatement of any audited financial accounts or other data; or

(b)	the Committee determines that there occurred misconduct during a period that was wholly or partly before the date on which an Award vested; or

(c)

events have occurred, during a period that was wholly or partly before the date on which an Award vested, in respect of the Company, any member of the Group or a relevant business unit, which have resulted in, or are reasonably likely to result in,:

(i) significant reputational damage;

(ii) a material adverse effect on its financial position; or

(iii) a material adverse effect on its business opportunities and prospects for sustained performance or profitability,

then the Committee may in its discretion at any time during the two year period immediately following the vesting of such Award determine (acting fairly and reasonably) that the Participant should repay to the Company (whether by re-transfer of Shares or payment of cash proceeds or otherwise) an amount equal to the full benefit, calculated on an after-tax basis, received by the Participant from such vesting, provided that the Committee may, at its discretion, determine that a lesser amount should be repaid. Each Participant shall be deemed to undertake, as a condition of participation in the Plan, to re-transfer Shares or pay cash in order to comply with this rule.

12A.3 For the purposes of Rule 12A.1 and 12A.2:

(a)	the Award shall be deemed to have been granted over the reduced number of Shares (as the case may be); and

(b)	any subsequent vesting of an Award shall be determined by reference to this reduced number of Shares,

save that if the number of Shares is reduced to nil, the Award shall be treated as if it had never been granted and a Participant (including a Participant who has left employment before the date on which it vests other than by reason of death) shall have no rights to any Shares.

13. RIGHTS ATTACHING TO SHARES ALLOTTED OR TRANSFERRED PURSUANT TO AWARDS

13.1 All Shares allotted or transferred upon the exercise of an Option or vesting of an Award shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise.

13.2 Any Shares acquired on exercise or vesting of Awards shall be subject to the articles of association of the Company from time to time.

14. AVAILABILITY OF SHARES

14.1 The Company shall at all times keep available for issue sufficient authorised but unissued Shares to satisfy Awards under which Shares may be allotted or shall otherwise procure that Shares are available for transfer in satisfaction of Awards. Treasury Shares may be used to satisfy Awards.

14.2 The Company will, at its expense, make application to The London Stock Exchange for admission to the Official List of Shares allotted on the exercise of any Stock Options, and will take equivalent steps with the New York Stock Exchange in relation to ADSs.

15.	ADMINISTRATION AND AMENDMENT

15.1 The decision of the Committee shall be final and binding in all matters relating to the Plan and it may at any time discontinue the grant of further Awards or amend any of the provisions of the Plan in any way it thinks fit PROVIDED THAT:

(a)	the performance conditions attaching to any Award may be amended following the Date of Grant but before the expiry of the Performance Period if:

(i)

events happen following the Date of Grant with the result that the circumstances which prevailed at the Date of Grant which were relevant to the conditions that were originally imposed regarding the exercise or vesting of the Award have subsequently changed; and

(ii)	the Committee is satisfied that any such amended conditions would be a fairer measure of the performance of the Company and the Committee reasonably considers that such amended conditions are:

(A)	equally demanding; and

(B)	no more difficult to satisfy than the original conditions.

(b)

the Committee shall not make any amendment that would materially prejudice the interests of existing Participants except with the prior consent or sanction of Participants who, if they exercised their Awards in full, would thereby become entitled to not less than three-quarters of all the Shares which would fall to be allotted or transferred upon exercise in full of all outstanding Awards; and

(c)	no amendment to the advantage of Executives or Participants may be made to:

(i)	the definition of Executive in rule 1.1;

(ii)	the limit on the number of Shares available for issue under the Plan;

(iii)	the basis for determining the number of Shares comprised in either Stock Options or Restricted Stock;

(iv)	the terms of Shares to be provided under the Plan; and

(v)	the adjustment provisions of rule 11 of the Plan

without the prior approval of the Company in general meeting except in the case of minor amendments to benefit the administration of the Plan, to take account of a change in legislation or developments in the law affecting the Plan or to obtain or maintain favourable tax, exchange control or regulatory treatment for Executives and Participants or any member of the Group; and

(d)	without prejudice to any provision of the Plan which provides for the lapse of an Award, the Committee may not cancel an Award unless the Participant agrees in writing to such cancellation.

15.2 Notwithstanding any other provision of the Plan, the Committee may establish appendices to the Plan for the purpose of granting Awards to Executives who are or may become primarily liable to tax outside the United Kingdom on their remuneration, subject to such modifications as may be necessary or desirable to take account of overseas tax, exchange control or securities laws provided that any Shares made available under such appendices shall count towards the limit set out in rule 3 hereof.

16.	GENERAL

16.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him or her to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by sections 678-680 of the Companies Act 2006.

16.2 The rights and obligations of a Participant under the terms and conditions of his or her office or employment shall not be affected by his or her participation in the Plan or any expectation or right which (notwithstanding rule 2.1) he or she believes he or she may have to participate in the Plan. An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of the termination of his or her office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his or her ceasing to have rights under or be entitled to exercise any Award under the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Participant’s terms of employment shall be deemed to be varied accordingly.

16.3 The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations or other changes in the Company’s capital structure, or any merger or consolidation of the Company, or any issue of shares, bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.4 Any notice or other document required to be given under or in connection with the Plan may be delivered to a Participant or sent by post to him or her at his or her home address according to the records of his or her employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place or places as the Committee may from time to time determine and notify to Participants).

16.5 Benefits under the Plan shall not be pensionable.

16.6 The Company, or where the Committee so directs any Subsidiary, shall pay the appropriate stamp duty on behalf of Participants in respect of any transfer of Shares on the exercise of Awards, and the stamp duty reserve tax costs of creating ADSs.

16.7 These rules shall be governed by, and construed in accordance with, the laws of England.

APPENDIX 1

Tax favoured part of the Plan

For any Executive to whom the Committee wishes to grant Stock Options under a Schedule 4 CSOP Scheme, the following provisions shall apply:

(A) All the provisions of the Plan shall apply to the grant of Stock Options under this Appendix subject to the modifications contained in the following paragraphs.

(AA) In the event of any conflict between the rules of the Plan and this Appendix, the rules of this Appendix shall prevail for Stock Options granted under Schedule 4 to ITEPA. This Appendix is intended to be Schedule 4 CSOP Scheme for the purposes of ITEPA and the Appendix and any Stock Option granted under it shall be interpreted, operated and administered in a manner that is consistent with that intention and in the case of any conflict between this Appendix and the provisions of sections 520 to 526 and Schedule 4 to ITEPA (the legislation), the legislation shall prevail.

(B)	The definition of Executive shall be construed so that:

(i) no Stock Option may be granted under this Appendix to a director of any member of the Group unless such director is required to devote not less than 25 hours per week to the affairs of the Group; and

(ii) no Stock Option may be granted under this Appendix to an Executive who is ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(C)	The definition of Shares shall be subject to the conditions that:

(i) they comprise ordinary shares in the capital of the Company (and not ADSs); and

(ii) they satisfy paragraphs 16 to 20 of Schedule 4 to ITEPA.

(CA)	The below listed definitions shall be inserted in rule 1.1 as follows:

“Market Value means, in relation to Shares on any day, for so long as such Shares are listed on a recognised stock exchange, their middle-market quotation as derived from the relevant stock exchange on which the Shares are listed or, where such Shares are no longer listed on a recognised stock exchange, the meaning given to that term by paragraph 36 of Schedule 4 to ITEPA, in each case determining (if so required for the purposes of any relevant provision in Schedule 4 to ITEPA) the Market Value of a Share that is subject to any Restriction as if it were not subject to the Restriction;

Non-UK Company Reorganisation Arrangement has the meaning given to that term by paragraph 35ZA of Schedule 4 to ITEPA;

Restriction has the meaning given to that term by paragraph 36(3) of Schedule 4 to ITEPA;

Schedule 4 CSOP Scheme has the meaning given to that term by paragraph 1 of Schedule 4 to ITEPA;”

(CB)

The definition of Share Price shall be amended so as to insert in (a) the words “, determining (if so required for the purposes of any relevant provision in Schedule 4 to ITEPA) the Share Price of a Share that is subject to a Restriction as if it were not subject to the Restriction” following “in relation to a Share on any Dealing Day, the middle market quotation for a Share as derived from the Daily Official List of The London Stock Exchange”.

(D)	Rule 2.3 shall not apply to a Stock Option granted under this Appendix.

(DA)	A new rule 2.7 shall be inserted as follows:

“2.7 The Committee shall ensure that as soon as reasonably practicable after the Date of Grant a Participant is notified of the following matters:

(a)	whether or not any Shares that are subject to the Stock Option may be subject to any Restrictions and, if so, the details of any such Restrictions;

(b)	the times at which the Stock Option may be exercised (in whole or in part);

(c)	the circumstances under which the Stock Option will lapse or be cancelled (in whole or in part) and the conditions to which the exercise of the Stock Option is subject (in whole or in part);

(d)	any mechanism (applied fairly and reasonably) by which any of the terms applying to a Stock Option may be varied other than by way of any adjustment referred to in rule 11.

A Participant shall be deemed to have been notified of such matters if a copy of these Rules is made available to him.”

(E)	A new rule 4.3 shall be inserted as follows:

“4.3

Notwithstanding any other provision of these rules, no Executive shall be granted a Stock Option which would, at the proposed Date of Grant, cause the aggregate of the Market Value of the Shares under Stock Option (determined at their date of grant) of subsisting Stock Options held by him pursuant to a grant under this Appendix and subsisting options held by him under any Associated Plan, to exceed £30,000 (or such other amount as shall be specified under paragraph 6 of Schedule 4 of ITEPA from time to time).”

For the purposes of this paragraph (E) Associated Plan means any Schedule 4 CSOP Scheme (other than the Plan but excluding any savings-related share option scheme) and established by the Company or an associated company of the Company within the meaning of section 416 of the Income and Corporation Taxes Act.

(F) Any performance condition imposed under rules 7.1 or 7.2, must be objective and comply with the terms of Schedule 4 to ITEPA.

(G) Where Stock Options are granted in Option Tranches under rules 7.3 or 7.4, the Committee may grant such Option Tranches as it thinks fit (if any) under this Appendix.

(H)	Rule 7.7 shall not apply to this Appendix.

(I)	A new Rule 5.8 shall be inserted as follows:

“5.8

A Stock Option granted under this Appendix may be granted subject to such conditions of exercise for payment of income tax, employees’ national insurance contributions and employer’s national insurance contributions liability as the Committee may determine (including the right to sell on the Participant’s behalf sufficient Shares to satisfy any liability to taxation or employee national insurance contributions or employer national insurance contributions) and if any condition is imposed relating to the assumption, payment or reimbursement by the Participant of employer’s national insurance contributions liability, such conditions shall comply with any applicable legislation or regulations and the Committee shall be entitled to waive in whole or in part the Participant’s obligation in respect of such liability.”

(J) Any Stock Option granted under this Appendix may only be exercised by a Participant who is not ineligible to participate in the Plan by virtue of paragraph 9 of Schedule 4 to ITEPA.

(K) Rule 9 shall be construed so that all Stock Options granted under this Appendix shall be exercisable in full for a period of one year following the date of death (and shall then lapse).

(KA) With regards to Stock Options granted on or following 6 April 2014, the final sentence in rule 9, “For the avoidance of doubt, an Award exercisable under this rule may lapse at an earlier date by virtue of rule 10” shall not apply. Instead, the sentence shall be replaced with: “For the avoidance of doubt, an Award exercisable under this rule 9 may continue to be exercised notwithstanding the lapse provisions contained in rules 7.6 and 10.2A to 10.3C”

(KB) Rules 10.1 to 10.3 shall not apply to a Stock Option granted under this Appendix. Instead new rules 10.1A, 10.2A, 10.3A, 10.3B and 10.3C shall be inserted as follows:

“General Offer

10.1A If any person (either alone or together with any person acting in concert with him) (i) makes a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that, if it is met, the person making the offer will have Control of the Company; or all the Shares in the Company which are of the same class as those acquired by the exercise of a Stock Option; or

(ii) is bound or entitled to acquire Shares in the Company under sections 979 to 982 of the Companies Act 2006 (or would be so entitled but for the fact that there were no dissenting shareholders), then the following provisions shall apply:

(a)

any Stock Option which is subject to a performance condition (whether or not it is already exercisable at the date on which the offer becomes unconditional in all respects) may be exercised at any time within the period in rule 10.2A (and will then lapse); and

(b)	any Stock Option which has satisfied its performance condition (or is not subject to a performance condition) may be exercised at any time within the period in rule 10.2A (and will then lapse).

10.2A Following a change of Control pursuant to rule 10.1A any Stock Option which has not been exercised (including non-exercise by reason of performance conditions not being met) shall (unless validly exchanged under rule 10.7A) lapse on the earlier of the following dates:

(a)	six months from the date on which the offer becomes unconditional in all respects; and

(b)	one month after the date on which any person becomes bound or entitled to give a notice under sections 979 to 982 of the Companies Act 2006 to acquire any Shares.

Scheme of Arrangement

10.3A If under section 899 of the Companies Act 2006 a court sanctions a compromise or arrangement applicable to or affecting (i) all the ordinary share capital of the Company or all the shares of the same class as the shares to which the Stock Options relate; or (ii) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP Scheme, then (unless rule 10.4 applies) the following shall apply:

(a)

any Stock Option (whether or not it is already exercisable) may be exercised within six months of the date the scheme of arrangement is sanctioned by the court (the Relevant Date); and any Stock Option not exercised within 6 months of the Relevant Date shall, unless validly exchanged under rule 10.7A, lapse at the end of the 6 month period;

(b)

where new Shares would be issued on exercise of a Stock Option, the Committee shall endeavour to procure that, provided a Participant has conditionally exercised his or her Stock Option as described above prior to twelve noon on the Relevant Date, the scheme of arrangement shall be extended to such Participant as if each Share in respect of which the Stock Option was conditionally exercised had been allotted and issued to him or her by that time.

Non-UK Company Reorganisation Arrangement

10.3B If any person obtains Control of the Company as a result of a Non-UK Company Reorganisation Arrangement applicable to or affecting (i) all the ordinary share capital of the Company or all the Shares of the same class as the Shares to which the Stock Options relate; or (ii) all the Shares, or all the Shares of that same class, which are held by a class of shareholders identified otherwise than by reference to their employment or directorships or their participation in a Schedule 4 CSOP Scheme, then (unless rule 10.4 applies), any Stock Option (whether or not it is already exercisable) may be exercised within six months following the date the change of Control of the Company becomes binding on the shareholders covered by it (the Relevant Event); and any Stock Option not exercised within 6 months of the Relevant Event shall, unless validly exchanged under rule 10.7A, lapse at the end of the 6 month period.

General

10.3C Notwithstanding any provision to the contrary, where this Rule 10 applies or is expected to apply, and in consequence of an event mentioned in rule 10.1A, 10.3A or 10.3B (each an Event), the Shares that may be acquired on the exercise of a Stock

Option no longer meet, or are not expected to meet, the requirements of paragraphs 16 to 18 (inclusive) and 20 of Part 4 of Schedule 4, the Committee may determine that Stock Options may be exercised within a period of 20 days ending on the Event (conditional upon and with effect from that Event occurring) or a period of 20 days after the Event. Any outstanding Stock Options that are not so exercised within the 20 day period after the Event shall lapse automatically on the expiration of that period. The Committee shall act fairly and reasonably in exercising its discretion under this rule.” 2

(L) Rule 10.7 shall not apply to a new Stock Option granted under this Appendix following an event specified in rule 10.1A or 10.3A. Instead a new rule 10.7A shall be inserted as follows:

“10.7A If any company (the acquiring company):

(a)	obtains Control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the acquiring company will have Control of the Company; or

(ii)	a general offer to acquire all the Shares; or

(b)	obtains Control of the Company in pursuance of a compromise or arrangement sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)	becomes bound or entitled to acquire shares in the Company under sections 979 to 982 of that Act (or would be so entitled but for the fact that there were no dissenting shareholders); or

(d)	obtains Control of the Company as a result of a Non-UK Company Reorganisation Arrangement which has become binding on the shareholders covered by it,

in each case, not including any Shares already held by the acquiring company, each Participant may at any time within the appropriate period (which expression shall be construed in accordance with paragraph 26(3) of Schedule 4 to ITEPA), by agreement with the acquiring company, release any Stock Option which has not lapsed (the old option) in consideration of the grant to him of an option (the new option) which (in accordance with rule 10.7B below) is equivalent to the old option but relates to shares in a different company (whether the acquiring company itself or another company falling within paragraph 16(b) or (c) of Schedule 4) (the new grantor).

10.7B The new option shall not be regarded for the purposes of rule 10.7A as equivalent to the old option unless the conditions set out in paragraphs 16 to 20 of Schedule 4 to ITEPA are satisfied and, in relation to the new option, the provisions of the Scheme shall be construed as if:

(a)	the new option was an option granted under the Scheme at the same time as the old option;

[2]	HMRC has confirmed in informal guidance that such provision may apply to all options whenever granted i.e. it has retrospective effect.

(b)	references to the Company in rules 8 to 14 and 16 and in the definition of Group were references to the new grantor;

(c)	references to the Committee in rules 8 to 14 and 16 were references to the remuneration committee of the new grantor;

(d)	references to Shares were references to shares in the new grantor; and

(e)	any performance condition imposed under rule 5.2 has been satisfied.”

(M)	Rule 11(ii) shall not apply to a Stock Option granted under this Appendix. In construing rule 11(i) for the purposes of this Appendix the words “or reserves” shall be deleted therefrom.

(MA)	Rule 11(a) shall be amended so as to replace the words “in such manner as the Committee shall determine in its absolute discretion” with the following:

“as far as necessary to take account of the variation and no adjustment shall take effect unless the total Market Value of the Shares under the Stock Option is immediately after the adjustment or adjustments substantially the same as what it was immediately before the adjustment or adjustments and the aggregate Option Exercise Price of such Stock Option is immediately after the adjustment or adjustments substantially the same as what it was immediately before the adjustment or adjustments. No adjustment shall be made if it would result in the requirements of Schedule 4 to ITEPA not being met in relation to any Stock Option.”3

(N)

In addition to its powers under rule 15.1(c), the Committee may make such amendments to this Appendix as are necessary or desirable to obtain or maintain the status of this Appendix as a Schedule 4 CSOP Scheme.

(O)

For as long as this Appendix is intended to continue to be a Schedule 4 CSOP Scheme, no amendment to the rules of the Plan or this Appendix may take effect as regards this Appendix where the amendment would result in the requirements of Schedule 4 to ITEPA not being met. The Company shall provide such information and make such declarations in relation to any amendment of a key feature as is required for the purpose of Schedule 4 to ITEPA.

[3]

Although the rules do not require HMRC approval prior to an adjustment of a Stock Option, HMRC’s informal guidance continues to state that where an adjustment is proposed this will need to be agreed with the Shares and Valuation Division in advance.